Exhibit 99.2

First Quarter Conference Call

Kenneth U. Kuk Comments:

Good Morning- Welcome to KMG America’s 1st Quarter earnings conference call.  I have with me this morning Scott DeLong, our CFO, Jim Nelson, General Counsel, Tom Sass who is Sr VP of Operations and Bob Mathews, CFO of Kanawha.

Before we begin, I want to mention that certain statements made during this call relating to KMG America’s future operations, performance, growth plans and expectations of future developments are forward looking statements under federal securities laws.  These statements are based on various assumptions and estimates that are subject to a number of risks and uncertainties.  These risks are discussed in our first quarter earnings release, issued this morning, our Form 10-Q, to be filed later today, and our Form 10-K, filed on March 31, 2005.  In light of these risks, actual results may differ materially from those expressed in any forward looking statements made during this call and should be considered carefully.

During this call, we also will be discussing certain non-GAAP financial measures, such as “operating income” and “pro forma” financial information that we believe is useful for evaluating the performance of the business.  This information should not be viewed in isolation or considered as a substitute for the financial information prepared in accordance with GAAP.  A reconciliation of the non-GAAP financial measures to the most comparable GAAP measures is contained in the earnings release.

While it has only been 45 days since our last conference call, there are several important operational items I’d like to update.  But first a few words about earnings for the quarter.  Scott DeLong, our CFO will have a more complete report in a few minutes.

KMG America earned 5 cents per share in the first quarter which is consistent with our recent expectations but below our original plan.  The bulk of the shortfall is attributable to two decisions we made which we expect will accrue benefits well into the future.  First, at the time of the IPO, a major risk factor related to our ability to recruit a large productive sales organization.  As I’ve previously reported, to insure our hiring goals were achieved, we recruited substantially larger numbers of reps in the first quarter at a cost to our budgets.  This was the correct decision for many reasons including the energy and enthusiasm we created within KMG America, the brokerage community and the industry.  Our pace of hiring has been intentionally slowed, but the pace of recruiting hasn’t.    We are now carefully sequencing future hires of sales reps so that our full year objective of 22 should be achieved in the third quarter.  This will permit us to be fully staffed in anticipation of January 1st renewals.  I can report that the quality of the sales staff is second to none in the group/worksite area and clearly a valuable new asset for KMG America.  We currently have 12 reps on board with several more prepared to join us.

The other area is investments.  Also as previously reported, we invested about $25 million of our cash position during a minor spike upward in interest rates in the first quarter.  That left roughly $100 million cash.  You won’t find $100 million cash on our balance sheet because we’ve bought some short bonds that show as long term investments.  The decision now is where to invest on the yield curve.  Given the recent flattening of the curve and general expectations that the Fed will continue to raise the discount rate, we think it’s prudent to remain relatively short.  We recently advised our asset manager to employ another $20 million in roughly 24 months duration assets that will yield something under 4.5%.  If the Fed continues to raise rates, we expect one of two outcomes.  Either all rates will rise or the yield curve will further flatten.  Under one scenario, we’ll invest long and benefit or under the other, we should be able to realize yields on shorter assets equal to what we could achieve today by investing much longer.  Both alternatives argue for us to move slowly.  This is an important long term decision for KMG America and we’re resisting the easy decision to invest today, thus realizing a near term benefit at the expense of future earnings.

I have excellent news to report on our product development initiatives.  As I’ve reported previously, our stop loss product will be filed in most states this month.  Currently, it’s filed and approved in approximately 28 states.  Our new Group Life product is also on target and will be approved in most states by early June.  Anyone familiar with product development and filing will appreciate what an exceptional job our product and compliance people have done.  They’re to be commended.  There’s a lot more product work to be done because we need a new disability product and a whole life voluntary product in the near term.  But this is another area where KMG America is demonstrating an ability to achieve our objectives.

There are many other important initiatives underway.  For example, we are studying each of Kanawha’s existing books of business seeking more productive alternatives.  This is a high priority given that many of these blocks are producing very minimal returns.  This will be an on going activity that I’ll report on periodically.

We are also reviewing existing Kanawha distribution for profitability and fit with KMG America’s primary growth strategy.  We recently were forced to terminate several management level producers in Kanawha’s legacy voluntary worksite distribution system as we aligned that operation with the new sales organization being built.  We expect the move to have a minor impact on 2005 and 2006 sales but a small positive impact on earnings.

A few words on sales.  We track sales at two levels- business submitted and business issued.  For external reporting, sales will refer to policies that are issued.  This is consistent with industry practice.  In March I reported that we had already experienced sales successes in the market having sold several small cases on a submitted basis.  That number continues to grow, but we will not report submitted sales.  In the second quarter we will report issued polices.   However, we are well ahead of expectations on the sales front.

I believe we’ve eliminated many of the perceived risks we discussed at the time of the IPO.  The Kanawha acquisition was completed and we’ve successfully integrated the two operations.  Our management team is totally in place including outstanding sales and underwriting management which didn’t exist when we went public.   We’ve demonstrated we can build an excellent sales organization and develop the required products on a timely basis.  I think we’re also demonstrating that we’re a driven, determined organization committed to accomplishing our objectives.

We understand that we have yet to quantitatively demonstrate a couple of key factors.  That is production per rep and our ability to administer business at the required level of production.  That’s what lies between KMG America today and the substantial national company we are becoming.  We’re confident that in the near future, we’ll produce evidence those risks are eliminated as well.  We continue to be very optimistic about KMG America’s future.  Now I’ll turn the session over to Scott DeLong.

Scott H. DeLong III Comments:

Our earnings release went out earlier this morning, and the 10-Q will be filed later today.

Let me start with a few words about our financial statement presentation in the press release, and my view on period-over-period comparisons of financial results.

First, because the IPO and Kanawha acquisition closed late in December last year, the acquisition has been accounted for as if it took place on December 31.  This is therefore the first quarter in which earnings have been adjusted to purchase accounting, or PGAAP.  This does complicate comparisons to Kanawha’s earnings for 2004, which are required to be presented in the 10-Q in accordance with Kanawha’s historic GAAP accounting, or HGAAP.  Thus we have “apples-to-oranges” comparisons of 2005 to 2004 this year.  To facilitate period-to-period comparisons across these years, we have also provided in our press release pro forma Kanawha earnings for 2004 adjusted to PGAAP.  We plan to continue this approach throughout 2005.  Once we start reporting 2006 results, we will have both current and prior periods presented on PGAAP, and will have no further need to prepare pro forma earnings.

Second, we are providing 2004 results for comparison purposes for both the first and fourth quarters.  Therefore you can look at both year-over-year and sequential quarter trends.

Third, we have added some extra lines to the income statement in order to isolate the expenses of the Kanawha legacy business from the expenses relating to the new KMG America executive office, holding company, and build-out of the sales and underwriting, product development and other home office support functions that focus on the larger employer group and voluntary worksite market.  This, too, facilitates period-to-period trend comparisons, and helps you observe the income statement effect of this important new activity.

With this introduction, let me now get to first quarter results.  Operating income was 5 cents per fully diluted share, in line with analysts’ recent consensus estimate of 5 cents. This is a bit below our original expectation last fall because of the accelerated hiring of sales reps and related staff, lower interest rates, and somewhat higher than projected costs associated with being a new public company.

The 5 cents in this year’s first quarter compares to pro forma operating earnings of 4 cents per diluted share in the fourth quarter of 2004, and 14 cents in the first quarter last year.  If we remove the expenses relating to the new KMG America activity, then the performance of just the Kanawha only legacy business contributed 11 cents per share this year vs. 8 cents in the fourth quarter of 2004.  The improvement over the fourth quarter is due to higher investment income resulting from more invested assets and a somewhat lower expense ratio, partially offset by a somewhat higher benefits ratio.  Compared to the first quarter of last year, earnings for the Kanawha legacy business are down in this year’s first quarter because of lower investment yield rates, a higher expense ratio in the legacy Worksite segment and a higher benefits ratio in the Senior segment. The earnings impact of the significantly lower investment yield in the first quarter of this year compared to the first quarter of last year was more than offset by the increased invested assets this year. Clearly, however, earnings this year would have been much higher if interest rates had risen during 2004 as most of us had expected, and we were able to get the excess cash from the IPO invested earlier.  Again, this commentary applies to the performance of the Kanawha only legacy business.

I will talk next about the ramp up of expenses associated with the new KMG America activity.  We incurred a total of $2.3 million of this type of expense in the first quarter, up from $1.1 million in the fourth quarter.  These expenses reduced operating income in the first quarter by 7 cents per share, and 3 cents per share in the fourth quarter of 2004.  Of the incremental $2.3 million of expense in the current quarter, about $0.9 million relates to the expenses of the new sales and underwriting organization, with the balance of $1.4 million associated with the holding company executive office and various public company compliance and insurance costs such as independent audit, Sarbanes-Oxley, and corporate liability insurance.  The $1.1 million of expense in the fourth quarter consists of, in roughly equal proportion, expenses related to hiring the KMG America executive staff, and various costs incurred in Kanawha related to the change in control. These incremental expenses will continue to rise throughout this year as we hire sales reps and other personnel, and the expense outlay for Sarbanes-Oxley-related activity continues through next March.  As we have said already we think the more rapid recruitment of high quality sales reps along with the underwriters and other home office personnel that supports them is an advantageous tradeoff for us, as we should be very well positioned for very strong revenue and earnings growth in 2006.  And in 2005 we should see an increasing offset from incremental premium revenue from new sales production as we progress through the year, especially in the fourth quarter.  As far as the holding company costs associated with public company compliance and liability insurance, these are non-discretionary costs we simply have to bear.  We now believe Sarbanes costs will be more than double what we initially thought, and our independent auditor fees will also increase rather significantly during the initial year of compliance in response to this activity.  These are big ticket expense items.  The good news is that these costs can logically be expected to come down sharply after the initial year of compliance, and for us that will be 2006.  High D&O and E&O liability insurance premiums are probably here to stay, and we likely won’t see much relief in future years.  In spite of the increase in these public company costs, we are making excellent progress on our SOX compliance work, and expect to be finished as originally scheduled.

I’d like to talk next about the current impact on investment income from continuing low interest rates, as well as the outlook for the next year or two.  Recall that we have no spread-managed products currently, so increases and decreases in investment income due to portfolio yield changes fall directly to the bottom line.  That’s a very good thing when rates rise, but makes for difficult earnings conditions when rates fall or remain low.  We provide some average portfolio yield rates in the press release for each of the three quarters we show financial statement data.  These calculations of average yields are not perfect, but they are indicative.  By looking at the difference between the PGAAP and HGAAP yields for the two quarters in 2004 that are shown, you can see that the yield haircut from marking the investment portfolio to market on the purchase date and amortizing the $18 million of capital gains over the remaining term to maturity is about 35 basis points. You will recall we said at the time of the IPO that the Kanawha investment strategy as a privately-owned company was not entirely suited to public company ownership, as a portion of the portfolio was geared to a total return strategy. By reallocating about 20% of the portfolio into high quality public and private assets we believe we can add 30 to 50 basis points of yield.  Therefore, we should be able to replace the 35 basis point yield haircut from PGAAP.  If we use the 10 year Treasury as a benchmark, we believe we can add 100 to 125 basis points of yield, depending on the spreads over Treasuries available to us among the various targeted asset types.  The issue for us right now is we don’t know where 10 year rates are headed, although it seems clear that expected Fed actions will continue to push up the short end of the yield curve.

Now if you look at the average portfolio yield for the first quarter of 2005 in the press release, you see that we earned 4.6%, at least 140 basis points short of our initial target yield.  On an after-tax basis this cost us about $1.3 million in earnings for the quarter, or 6 cents a share.  This shortfall is due to two factors.  First, we have remained very short and liquid throughout the first four months this year because rates have remained stubbornly low.  Second, we have been cautious about investing in the private asset classes as planned, even when rates spiked up temporarily in March.  This is because the long funding lag combined with the volatility and uncertainly of where rates will be 90 to 120 days out makes investment commitment decisions problematic.  In light of this we have remained shorter and more liquid than we had originally planned at this point of the year, but we believe this is absolutely the right decision to make.  It is costing us near term earnings, but is giving us the flexibility to wait for the right investments in order to maximize our longer term earnings objectives.

All in all, we think the factors that are affecting current earnings are short-term in nature, with the possible exception of interest rates.  The important thing to focus on is that we are getting our new sales and underwriting organization in place earlier than we thought, and the quality of the newly recruited personnel is every bit as good — if not better — than we had planned.  Key products are getting developed, filed and approved as planned.  We are positioned for strong revenue and earnings growth in 2006.  If interest rates move up, that will make our outlook for earnings even better.

With that, I’ll turn it back to Ken for the Q&A session.